Exhibit 2.1

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
AND LIQUIDATION

BY AND AMONG

POWIN CORPORATION

and

POWIN ENERGY CORPORATION

Dated as of May 31, 2016

AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER AND LIQUIDATION (this “Agreement”) is made and entered into as of May 31, 2016, by and between Powin Corporation, a corporation organized under the laws of the state of Nevada (“Powin Corporation”), Powin Energy Corporation, a corporation organized under the laws of the state of Oregon (“Powin Energy”).

WITNESSETH:

WHEREAS, the parties previously entered into an Agreement and Plan of Merger and Liquidation dated as of December 1, 2015 (the “December 1, 2015 Merger Agreement”) which excluded certain shareholders of Powin Energy from acquiring an interest in Q Pacific Corporation, a wholly-owned subsidiary of Powin Corporation;

WHEREAS, the parties have determined to delete the aforementioned exclusionary provisions from the Merger;

WHEREAS, the boards of directors of each of Powin Corporation and Powin Energy believe it is in the best interests of each company and their respective stockholders that Powin Corporation acquire Powin Energy through the merger of Powin Energy with and into Powin Corporation (the “Merger”) and, in furtherance thereof, have approved the Merger;

WHEREAS, this Agreement shall supersede and replace in its entirety the December 1 2015 Merger Agreement;

WHEREAS, pursuant to the Merger, among other things, each of the issued and outstanding shares of Powin Energy Stock (as defined below) shall be converted into the right to receive shares of Powin Corporation, par value $0.001 per share (the “Powin Corporation Shares” or “Powin Shares”);

WHEREAS, the parties intend that the Merger shall constitute a plan of reorganization and liquidation pursuant to Sections 368(a)(1)(A) and 332 of the Code (as defined below);

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I.
DEFINITIONS

1.1          Definitions.

Except as otherwise specified herein, the following terms, when used in this Agreement, have the respective meanings set forth below:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Code” means the United States Internal Revenue Code of 1986.

“Dollar” or “$” means the United States Dollar.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934.

“GAAP” means United States generally accepted accounting principles as in effect, from time to time, consistently applied.

“Governmental Authority” means any United States (federal, state or local) or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Knowledge of Powin Energy” or “Knowledge” with respect to Powin Energy means the knowledge of any Powin Energy officer or director.

“Knowledge of Powin Corporation” or “Knowledge” with respect to Powin Corporation means the knowledge of any officer or director of Powin Corporation.

“Law” means any United States (federal, state or local) or foreign statute, law, ordinance, regulation, rule, code, order, judgment, injunction or decree.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, in respect of such property or asset.

“Material Adverse Effect” means with respect to Powin Corporation or Powin Energy, as applicable, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or results of operations of it and its subsidiaries taken as a whole, or on its ability to consummate the transactions contemplated hereby except (i) any effect arising from this Agreement or the transactions contemplated hereby, (ii) any effect applicable generally to the industries in which Powin Corporation and Powin Energy operate and (iii) general economic or financial effects.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Per Share Merger Consideration” means for each share of Powin Energy Stock, the right to receive consideration equal to 1,640.78068 fully paid and nonassessable Powin Corporation Shares, rounded up to the nearest whole dollar.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Powin Energy Capital Stock” or “Powin Energy Stock” means collectively, the Powin Energy Common Stock no par value per share.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Tax” or “Taxes” means all United States (federal, state or local) or foreign income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Trademarks” means all of those trade names, trademarks, service marks, jingles, slogans, logos, trademark and service mark registrations and trademark and service mark applications owned, used, held for use, licensed by or leased by the parties, as applicable, and, in each case, the goodwill appurtenant thereto.

1.2          Other Defined Terms.

Except as otherwise specified herein, the other terms have the respective meanings as defined in the Sections in which they are used.

1.3          Rules of Construction.

Unless the context otherwise requires:

(i)          a term has the meaning assigned to it;

(ii)          an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)          “or” is not exclusive;

(iv)          “including” means including without limitation;

(v)           words in the singular include the plural and words in the plural include the singular; and

(vi)          any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented (as provided in such agreements) and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns.

Article II.

THE MERGER

2.1          The Merger.

Upon the terms and conditions set forth in this Agreement, and in accordance with the applicable provisions of the Nevada General Corporation Law (“NGCL”) and the Oregon Revised Statutes (the “ORS”), Powin Energy shall be merged with and into Powin Corporation at the Effective Time.  At the Effective Time, the separate corporate existence of Powin Energy shall cease, and Powin Corporation shall continue as the surviving corporation.  The surviving corporation in the Merger is sometimes referred to as the “Surviving Corporation.”

2.2          Closing; Effective Time.

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Pacific Standard Time at the offices of K&L Gates LLP, 10100 Santa Monica Blvd., Los Angeles, CA 90067, on the first Business Day following the date on which the last of the conditions set forth in Article VII hereof is fulfilled or waived, or at such other time and place as Powin Corporation and Powin Energy shall agree (the date on which the closing occurs being the “Closing Date”).  On the Closing Date, the parties shall cause the Merger to be consummated by filing a Certificate of Merger or like instrument (the “Merger Certificate”) with the Secretary of State of Nevada, in accordance with the applicable provisions of the NGCL and with the Secretary of State of the State of Oregon, in accordance with the applicable provisions of the ORS (the time of acceptance by the Secretary of State of Nevada of such filing being referred to herein as the “Effective Time”).

2.3          Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NGCL and the ORS.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Powin Energy shall vest in the Surviving Corporation, and all debts, liabilities and duties of Powin Energy shall become the debts, liabilities and duties of the Surviving Corporation.  Without limiting the generality of the foregoing, that certain Shareholder Agreement dated March 31, 2015, as amended, between inter alia Powin Energy Corporation and S. F. Suntech Inc. shall be binding on Powin Corporation upon effectiveness of the Merger, to the same extent as it is binding on Powin Energy Corporation.  At the Effective Time the name of the Surviving Corporation shall be changed to “Powin Energy.”

2.4          Articles of Incorporation; By-laws.

At the Effective Time, the Certificate of Incorporation and Bylaws of Powin Corporation shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

2.5          Directors and Officers.

The directors of the Surviving Corporation immediately after the Effective Time shall be the directors currently the director of Powin Energy as of immediately prior to the Effective Time, each to hold the office of director of the Surviving Corporation in accordance with the provisions of the applicable laws of the NGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation until their successors are duly qualified and elected.  The officers of the Surviving Corporation immediately after the Effective Time shall be the officers currently the officers of Powin Energy as of immediately prior to the date hereof, plus such other officers as are appointed by the Surviving Corporation after the Effective Time, each to hold office in accordance with the provisions of the Bylaws of the Surviving Corporation.

2.6          Conversion of Powin Energy Capital Stock.

Subject to Section 2.9, each share of Powin Energy Capital Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the Per Share Merger Consideration, i.e. 1,640.78068 shares of Powin Shares  (the “Conversion Ratio”) for a total of 3,516,193 Powin Shares amounting to 17.648% of the fully diluted Powin Shares.  The Merger Consideration Conversion Ratio in the preceding sentence is based on the number of shares and options of Powin Corporation as set forth in Exhibit 2.6.  If the number of such shares or options shall be increased, the Conversion Ratio shall proportionately be adjusted such that the Powin Energy Capital Stock shall be converted into the right to receive such number of Powin Shares that amount to 17.648% of the fully diluted Powin Shares.  At the Effective Time, all such shares of Powin Energy Capital Stock converted as set forth above shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented any such shares of Powin Energy Capital Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration upon the surrender of such Certificate, in accordance with Section 2.9(b).  Exhibit 2.6 lists, as of the Effective Time, the number of Powin Shares which shall be issued to the Powin Energy stockholders pursuant to this Section 2.6, assuming that all outstanding Powin Energy Capital Stock is exchanged for, or converted to, Powin Shares as contemplated by this Agreement.

2.7          Appraisal Rights.

Each stockholder of Powin Energy by his consent hereto, waives any approval rights as may be provided by the NGCL or the ORS.

2.8          Anti-Dilution Provisions.

In the event Powin Corporation changes (or establishes a record date for changing) the number of Powin Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Powin Shares and the record date therefor shall be prior to the Effective Time, the Per Share Merger Consideration shall be proportionately adjusted to reflect such stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

2.9          Surrender of Certificates.

(a)          As of the Effective Time, Powin Corporation shall deliver to the stockholders of Powin Energy the Powin Shares issuable pursuant to Section 2.6 in exchange for the outstanding shares of Powin Energy Capital Stock.

(b)          Exchange Procedures.  Concurrent with the delivery of the Powin Shares, each Powin Energy stockholder shall surrender his Powin Capital Stock by surrendering the certificates of Powin Capital Stock in exchange for the applicable Per Share Merger Consideration with respect thereto.  Upon surrender of a certificate for cancellation to Powin Corporation, together with such a letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by Powin Corporation, the holder of such certificate shall be entitled to receive in exchange therefor that number of whole Powin Shares in accordance with Section 2.6 and the certificate so surrendered shall forthwith be canceled.

(c)          Fractional Shares.  No fractional shares of Powin Corporation common stock shall be issued in the Merger.  The aggregate Per Share Merger Consideration to be issued to the holder of a certificate previously evidencing Powin Energy Capital Stock shall be rounded up to the nearest whole share of Powin Corporation common stock.

2.10          Tax and Accounting Consequences.

It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 332 of the Code.  Each party has consulted with, and is relying upon, its tax advisors and accountants with respect to the tax and accounting consequences of the Merger.

Article III.

REPRESENTATIONS AND WARRANTIES OF POWIN CORPORATION

Powin Corporation hereby represents and warrants to Powin Energy and its stockholders as follows (subject in each case to such exceptions as are set forth in the Section of the representation or warranty to which such exceptions relate):

3.1          Organization and Qualification.

Powin Corporation has been duly organized and is validly existing as a corporation in good standing under the laws of the state of Nevada, with power and authority (corporate and other) to own its properties and conduct its business as currently conducted.

3.2          Capitalization.

(a)          As of immediately prior to the Closing, the authorized capital stock of Powin Corporation consists solely of 575,000,000 common shares, $0.001 par value, and 25,000,000 preferred shares, $100 face value, of which 9,102 and 8,084 preferred shares are outstanding and 16,243,839 common shares (excluding any shares to be issued in the merger) are issued and outstanding.  Powin Corporation hereby indemnifies the Powin Energy stockholders against any prior claim to the assets of Powin Corporation which the holders of the preferred stock may assert, however it being understood that such indemnification shall not apply as to the August 2015 Preferred Stock of Powin Corporation with an aggregate liquidation preference of $7,630,462.56 which according to its terms became the obligation of Q Pacific Corporation.

(b)          There are 164,000 employee stock options issued under employee stock option plans which are reserved for issuance upon exercise of the Powin Corporation options that are outstanding on the date hereof.

3.3          Authority; Non-Contravention; Approvals.

(a)          Powin Corporation has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Powin Corporation’s execution and delivery of this Agreement, and its consummation of the transactions contemplated hereby, have been duly authorized by its board of directors and consented to by action taken without a meeting by Powin Corporation shareholders holding a majority of the voting power of Powin Corporation and no other corporate proceedings on its part are necessary to authorize its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby except for the filing and approval of an Information Statement with the SEC under Rule 14c under the Exchange Act.  This Agreement has been duly and validly executed and delivered by Powin Corporation and constitutes its valid and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles ((i) and (ii) the “Enforceability Exception”).

(b)          The performance by each of Powin Corporation of its obligations under this Agreement and the consummation of the transactions contemplated herein will not conflict with its Articles of Incorporation or Bylaws or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Powin Corporation is a party or by which Powin Corporation is bound or to which any of the property or assets of Powin Corporation is subject, nor will any such action result in any violation of the provisions of the Articles of Incorporation or the Bylaws of Powin Corporation or any applicable Law or any Order, rule or regulation of any Governmental Authority having jurisdiction over Powin Corporation or any of their respective properties.

3.4          Contracts; No Default.

All of the material contracts and agreements of Powin Corporation (individually, a “Powin Contract” and collectively, the “Powin Contracts”) are valid and binding upon Powin Corporation and to the Knowledge of Powin Corporation, the other parties thereto, and are in full force and effect and enforceable in accordance with their terms, subject to the Enforceability Exception, and neither Powin Corporation nor to the Knowledge of Powin Corporation, any other party to any Contract, has materially breached any provision of, nor has any event occurred which, with the lapse of time or action by a third party, could result in a material default under, the terms thereof.

3.5          Litigation.

Except as set forth in the public filings made by Powin Corporation with the SEC under the Exchange Act, there are no outstanding Orders, and no legal or governmental investigations, actions, suits or proceedings pending or, to the Knowledge of Powin Corporation, threatened against or affecting Powin Corporation or any of its properties or to which Powin Corporation is or may be a party or to which any property of Powin Corporation is or may be the subject which, if determined adversely to Powin Corporation could individually or in the aggregate have or reasonably be expected to have, a Material Adverse Effect on Powin Corporation taken as a whole, and, to the best of the Knowledge of Powin Corporation, no such proceedings are threatened or contemplated by any Governmental Authorities or threatened by others.

3.6          Taxes.

(a)          Powin Corporation has duly filed with the appropriate Governmental Authorities all material franchise, income and all other material Tax Returns other than Tax Returns the failure to file of which would have no Material Adverse Effect on Powin Corporation.  All such Tax Returns were, when filed, and are accurate and complete in all material respects and were prepared in conformity with applicable Laws.  Powin Corporation has paid or will pay in full or have adequately reserved against all Taxes otherwise assessed against it through the Closing Date.  Powin Corporation is not a party to any pending action or proceeding by any Governmental Authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted in writing against Powin Corporation that has not been paid.  There are no Liens for Taxes upon the assets of Powin Corporation (other than Liens for Taxes not yet due and payable).  There is no valid basis, to the Knowledge of Powin Corporation, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to Powin Corporation by any Governmental Authority.

(b)          No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other Taxes are payable by or on behalf of Powin Corporation to any Taxing Authority in connection with the issuance of the Powin Shares to the Powin Energy stockholders.

3.7          No Violation of Law.

(a)          Powin Corporation is not in violation of or has been given notice or been charged with any violation of, any Law or Order (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Powin Corporation.  Powin Corporation has not received any written notice that any investigation or review with respect to it by any Governmental Authority is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a Material Adverse Effect on Powin Corporation.

(b)          Powin Corporation owns, possesses or has obtained, all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, all self-regulatory organizations and all courts and other tribunals, necessary to own or lease, as the case may be, and to operate its properties and to carry on its business as conducted as of the date hereof, other than such licenses, permits, certificates, consents, orders, approvals, other authorizations, declarations and filings which individually or in the aggregate are not material to Powin Corporation taken as a whole, and Powin Corporation has not received any actual notice of any proceeding relating to revocation or modification of any such license, permit, certificate, consent, order, approval or other authorization, and Powin Corporation is in compliance with all Laws relating to the conduct of its business as conducted as of the date hereof other than any failure to so comply that would not have a Material Adverse Effect on Powin Corporation.

(c)          Powin Corporation is (i) in compliance with any and all applicable federal, state and local Laws, including any applicable regulations, relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, petroleum pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses, other approvals, authorizations and certificates required of it under applicable Environmental Laws to conduct its businesses and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, have a Material Adverse Effect on Powin Corporation.

3.8          Properties.

(a)          Except as provided herein, Powin Corporation has good and marketable title to all of the assets and properties which it purports to own as reflected on the most recent balance sheet filed with the SEC on Form 10-Q for the period ended June 30, 2015 except assets and properties sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or transferred to Q Pacific Corporation pursuant to an Asset Contribution Agreement filed with the SEC on Form 8-K on August 18, 2015.  Powin Corporation to its Knowledge, is not in default in the performance of any material provisions with respect to its assets.  Neither the whole nor any material portion of the assets of Powin Corporation is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to its Knowledge, has any such condemnation, expropriation or taking been proposed.  None of the material assets of Powin Corporation is subject to any restriction which would have a Material Adverse Effect on Powin Corporation.

(b)          The material equipment, fixtures and other personal property of Powin Corporation are in good operating condition and repair (ordinary wear and tear excepted) for the conduct of its business as presently being conducted, except where the failure to be in such condition or repair would not have a Material Adverse Effect on Powin Corporation.

3.9          Information Statement and Form 8-K.

None of the information to be supplied by Powin Corporation for inclusion in the Information Statement, or in any amendments or supplements thereto, to be distributed to the stockholders of Powin Corporation in connection with the approval by consent of such stockholders (the “Powin Corporation Stockholder Consent”) to this Agreement and the transactions contemplated hereby, and the Form 8-K to be filed by Powin Corporation with respect to this transaction will, at the time of the mailing of the Information Statement and at the time of the filing of the Form 8-K contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.10          Financial Statements.

Powin Corporation has provided Powin Energy with its audited consolidated balance sheets as at December 31, 2012, 2013 and 2014 and related audited consolidated statements of income, cash flows and stockholders’ equity of Powin Corporation and its unaudited balance sheet as at June 30, 2015 and related statements of income, cash flows and stockholders’ equity for the three month period then ended as contained in its December 31, 2014 10-K and June 30, 2015 10‑Q (collectively, the “Powin Corporation Financial Statements”).  The Powin Corporation Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of Powin Corporation as of the dates, period and year indicated, prepared in accordance with GAAP (subject in the case of unaudited interim period financial statements, to normal and recurring year-end adjustments which individually or collectively, are not material to Powin Corporation).

3.11          Absence of Certain Changes or Events.

Except with respect to the Asset Contribution Agreement with Q Pacific Corporation described in Section 3.8 above or in connection with this Agreement and the transactions contemplated hereby, since June 30, 2015 there has not been:

(a)          any material adverse change in the financial condition, operations, properties, assets, liabilities or business of Powin Corporation;

(b)          any material damage, destruction or loss of any material properties of Powin Corporation, whether or not covered by insurance, which would have a Material Adverse Effect on Powin Corporation;

(c)          any material change in the manner in which the business of Powin Corporation has been conducted, which would have a Material Adverse Effect on Powin Corporation;

(d)          any material change in the treatment and protection of trade secrets or other confidential information of Powin Corporation, which would have a Material Adverse Effect on Powin Corporation; and

(e)          any occurrence not included in paragraphs (a) through (d) of this Section 3.11 which has resulted, or which Powin Corporation has reason to believe, could reasonably be expected to result, in a Material Adverse Effect on Powin Corporation.

3.12          Dividends and Distributions.

All dividends and other distributions declared and payable on the shares of capital stock of Powin Corporation may under the current Laws of the state of Nevada be, be paid in United States dollars.

3.13          Investment Company.

Powin Corporation is not an “investment company” or an entity “controlled” by an “investment company”, as such terms are defined in the Investment Company Act of 1940.

3.14          Insurance.

Powin Corporation is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary and in accordance with standard industry practice in the businesses in which they are engaged.  Powin Corporation has not received any notice from any insurance company that any insurance policy has been canceled or that such insurance company intends to cancel any such policy.  Powin Corporation has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

3.15          Funds.

Neither Powin Corporation, nor any director, shareholder, officer, agent, employee or other person associated with or acting on its behalf, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.16          Books, Records and Accounts.

Powin Corporation’s books, records and accounts fairly and accurately reflect in all material respects transactions and dispositions of assets by Powin Corporation.

3.17          Brokers and Finders.

Powin Corporation has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

3.18          No Omissions or Untrue Statements.

No representation or warranty made by Powin Corporation to Powin Energy in this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which made not misleading as of the date hereof and as of the Closing Date.

Article IV.

REPRESENTATIONS AND WARRANTIES OF POWIN ENERGY

Powin Energy hereby represents and warrants to Powin Corporation as follows (subject in each case to such exceptions as are set forth or cross-referenced in the Section of the representation or warranty to which such exceptions relate):

4.1          Organization and Qualification.

Powin Energy is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oregon.  Powin Energy has all requisite corporate power to carry on its business as it is now being conducted.

4.2          Capitalization.

The authorized capital stock of Powin Energy as of the date hereof consists of 9,000,000 shares of common stock, no par value per share (the “Powin Energy Common Stock”), of which 12,143 shares are issued and outstanding and 1,000,000 shares of preferred shares, no par value, none of which are outstanding.  All of the outstanding Powin Energy Common Stock are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of the preemptive rights of any Person.  All of the outstanding Powin Energy Common Stock, were issued in compliance with all applicable securities laws.  Other than that certain Powin Corporation, Powin Energy Corporation and S.F. Suntech, Inc., Subscription Agreement, dated August 7, 2014, as amended and supplemented and related ancillary agreements, there are no outstanding subscriptions, options, warrants, calls or rights of any kind issued or granted by, or binding upon Powin Energy, to purchase or otherwise acquire any shares of capital stock of Powin Energy or other securities.

4.3          Authority; Non-Contravention; Approvals.

(a)          Powin Energy has full corporate power and authority to enter into this Agreement and, subject to the Powin Energy stockholders’ approval attached hereto, to consummate the transactions contemplated hereby.  Powin Energy’s execution and delivery of this Agreement, and its consummation of the transactions contemplated hereby, have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby, except for the Powin Energy stockholders’ approval attached hereto.  This Agreement has been duly and validly executed and delivered by Powin Energy and constitutes its and binding agreement, enforceable against it in accordance with its terms, except that such enforcement may be subject to the Enforceability Exception.

(b)          Powin Energy’s execution and delivery of this Agreement does not, and their consummation of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of their properties or assets under any of the terms, conditions or provisions of (i) Powin Energy’s Certificate of Incorporation or By-laws, (ii) subject to obtaining the Powin Energy stockholders’ approval, any Law or Order, injunction, writ, permit or license of any Governmental Authority applicable to them or any of their properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which they are now a party or by which they or any of their properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii), such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that do not, in the aggregate, have a Material Adverse Effect on Powin Energy.

(c)          Except for the filing and clearance of the Information Statement and the Form 8-K with the SEC pursuant to the Exchange Act and any blue sky qualifications, if needed, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for Powin Energy’s execution and delivery of this Agreement or their consummation of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a Material Adverse Effect on Powin Energy.

4.4          Contracts Listed; No Default.

All material contracts, agreements, licenses, leases, easements, permits, rights of way, commitments and understandings, written or oral, connected with or relating in any respect to the present or future operations of Powin Energy have been supplied to Powin Corporation (the “Powin Energy Contracts”).  All such Powin Energy Contracts are valid and binding upon Powin Energy and are in full force and effect and enforceable in accordance with their terms, subject to the Enforceability Exception.

4.5          Litigation.

There is no (i) claim, action, suit or proceeding pending or, to Powin Energy’s Knowledge, threatened against or directly relating to it before any Governmental Authority, or (ii) outstanding Order, or application, request or motion therefor, of any Governmental Authority in a proceeding to which it or any of its assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either materially impair or preclude its ability to consummate the Merger or the other transactions contemplated hereby or have a Material Adverse Effect on Powin Energy.

4.6          Taxes.

Powin Energy has duly filed with the appropriate Governmental Authorities all Tax Returns required to be filed by it other than Tax Returns which the failure to file would have no Material Adverse Effect on Powin Energy.  All such Tax Returns were, when filed, and are accurate and complete in all material respects and were prepared in conformity with applicable laws and regulations.  Powin Energy has paid or will pay in full or has adequately reserved against all Taxes otherwise assessed against it through the Closing Date.  Powin Energy is not a party to any pending action or proceeding by any Governmental Authority for the assessment of any Tax, and no claim for assessment or collection of any Tax has been asserted against Powin Energy that has not been paid.  There are no Tax Liens upon the assets of Powin Energy (other than Liens for Taxes not yet due and payable).  There is no valid basis, to Powin Energy’s Knowledge, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any Tax to be issued to it by any Governmental Authority.

4.7          Employee Plans.

Powin Energy has no employee benefit plans as defined in Section 3(3) of ERISA nor any employment agreements, except as delivered to Powin Corporation.

4.8          No Violation of Law.

(a)          Powin Energy is not in violation of and has not been given notice or been charged with any violation of, any Law, or Order, (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Powin Energy and has not received any written notice that any investigation or review with respect to it by any Governmental Authority is pending or threatened, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, would not reasonably be expected to have a Material Adverse Effect on Powin Energy.

(b)          Powin Energy has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, except for those, the absence of which, alone or in the aggregate, would not have a Material Adverse Effect on Powin Energy (collectively, the “Powin Energy Permits”).  Powin Energy (a) has duly and timely filed all reports and other information required to be filed with any Governmental Authority in connection with the Powin Energy Permits, and (b) is not in violation of the terms of any of the Powin Energy Permits, except for such omissions or delays in filings, reports or violations which, alone or in the aggregate, would not have a Material Adverse Effect on Powin Energy.

(c)          Powin Energy (i) is in compliance with any and all applicable foreign, federal, provincial, state and local Laws, including all environmental Laws and regulations, (ii) has received all permits, licenses, other approvals and authorizations required of it under applicable environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, have a Material Adverse Effect on Powin Energy.

(d)          Powin Energy has no knowledge of any claim and has not received any notice of any claim, and no proceeding has been instituted raising any claim against Powin Energy or any of its properties now or formerly owned, leased or operated by it or other assets, alleging any damage to the environment or violation of any environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect on Powin Energy and has not stored any hazardous materials on properties now or formerly owned, leased or operated by it and has not disposed of any hazardous materials in a manner contrary to any environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect on Powin Energy.  All buildings on all real properties now owned, leased or operated by Powin Energy are in compliance with applicable environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect on Powin Energy.

4.9          Properties.

Powin Energy good and marketable title to all of the assets and properties which it purports to own as reflected on the most recent balance sheet comprising a portion of the Powin Energy Financial Statements referenced in Section 4.12 or thereafter acquired (except assets and properties sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business).  Powin Energy has a valid leasehold interest in all properties of which it is the lessee and each such lease is valid, binding and enforceable against Powin Energy, and, to the Knowledge of Powin Energy, in accordance with its terms, subject to the Enforceability Exception.  Neither the whole nor any material portion of the assets of Powin Energy is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of Powin Energy, has any such condemnation, expropriation or taking been proposed.  None of the material assets of Powin Energy is subject to any restriction which would prevent continuation of the use currently made thereof or materially adversely affect the value thereof.

4.10          Information Statement.

None of the information to be supplied by Powin Energy for inclusion in the Information Statement, the Form 8‑K or in any amendments thereof or supplements thereto, at the time of the filing or the Form 8-K or the mailing of the Information Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.11          Business.

Powin Energy, since its formation, has engaged in no business other than development of energy storage systems, and, except for this Agreement, is not a party to any contract or agreement for the acquisition of an operating business.  Powin Energy has no employees other than as disclosed to Powin Corporation.  No Powin Energy employee is subject to any written employment agreement.  All Powin Energy employees are terminable at will and are not entitled to any compensation or other remuneration upon such termination.

4.12          Financial Statements.

The financial statements of Powin Energy (collectively, the “Powin Energy Financial Statements”) included in Powin Corporation’s SEC reports present fairly, in all material respects, the financial position and results of operations of Powin Energy as of the respective dates, years and periods indicated, prepared in accordance with GAAP, applied on a consistent basis (subject, in the case of unaudited interim period financial statements, to normal and recurring year-end adjustments which, individually or collectively, are not material to Powin Energy).

4.13          Absence of Certain Changes or Events.

Since June 30, 2015 there has not been:

(a)          any material adverse change in the financial condition, operations, properties, assets, liabilities or business of Powin Energy;

(b)          any material damage, destruction or loss of any material properties of Powin Energy, whether or not covered by insurance;

(c)          any change in the manner in which the business of Powin Energy has been conducted;

(d)          any material change in the treatment and protection of trade secrets or other confidential information of Powin Energy; and

(e)          any occurrence not included in paragraphs (a) through (d) of this Section which has resulted, or which Powin Energy has reason to believe, could reasonably be expected to result, in a Material Adverse Effect on Powin Energy.

4.14          Intellectual Property; Software.

(a)          Powin Energy has provided Powin Corporation with a complete and correct list in all material respects of all patents, Trademarks, copyright registrations, and applications therefor, applicable to or used in the business of Powin Energy, together with a complete list of all licenses granted by or to Powin Energy with respect to any of the above (collectively, “Powin Energy Intellectual Property”).  To Powin Energy’s Knowledge, all such Intellectual Property is owned by Powin Energy, free and clear of all Liens, except where the failure to own or use such Powin Energy Intellectual Property would not have a Material Adverse Effect on Powin Energy, or is used by it pursuant to valid licenses.  To Powin Energy’s Knowledge, it is not currently in receipt of any notice of any violation or infringement of, and it is not knowingly violating or infringing in any material respect, the rights of others in, or to any patent, unpatented invention, trademark, tradename, service mark, copyright, trade secret, know-how, design, process or other intangible asset.

4.15          Insurance.

Powin Energy is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are customary and in accordance with standard industry practice in the business in which it is engaged.  Powin Energy has not received any notice from any insurance company that any insurance policy has been canceled or that such insurance company intends to cancel any such policy.  Powin Energy does not have any reason to believe that Powin Energy will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

4.16          Funds.

Neither Powin Energy, nor any director, shareholder, officer, agent, employee or other person associated with or acting on behalf of Powin Energy, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

4.17          Books, Records and Accounts.

Powin Energy’s books, records and accounts fairly and accurately reflect in all material respects transactions and dispositions of assets by Powin Energy, and to the Knowledge of Powin Energy, the system of internal accounting controls of Powin Energy is sufficient to assure that: (a) transactions are executed in accordance with management’s authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.18          Disclosure Controls.

Powin Energy has established and maintains or will establish and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), which (i) are designed to ensure that material information relating to Powin Energy is made known to its principal executive officer and its principal financial officer by others within those entities, particularly during the preparation of the Information Statement; (ii) have been evaluated for effectiveness as of the date of this Agreement; and (iii) are effective in all material respects to perform the functions for which they were established.

4.19          Absence of Material Weaknesses.

Based on the evaluation of its internal controls over financial reporting, Powin Energy is not aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Powin Energy’s ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting.

4.20          Brokers and Finders.

Powin Energy has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.21          No Omissions or Untrue Statements.

No representation or warranty made by Powin Energy to Powin Corporation in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein in light of the circumstances in which made not misleading as of the date hereof and as of the Closing Date.

Article V.

CONDUCT OF BUSINESS PENDING THE MERGER

5.1          Conduct of Business Prior to Effective Time.

Each of Powin Energy and Powin Corporation hereby covenants and agrees as follows, from and after the date of this Agreement and until the Effective Time, except as specifically consented to in writing by the other party:

(a)          It shall conduct its business in the ordinary and usual course of business and consistent with past practice;

(b)          It shall not (i) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, (ii) spin-off any assets or businesses, (iii) engage in any transaction for the purpose of effecting a recapitalization, or (iv) engage in any transaction or series of related transactions which has a similar effect to any of the foregoing;

(c)          It shall not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing;

(d)          It shall not (i) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such securities, (ii) take or fail to take any action which action or failure to take action would cause it or its stockholders (except to the extent that any stockholders receive cash in lieu of fractional shares) to recognize gain or loss for Tax purposes as a result of the consummation of the Merger, (iii) make any acquisition of any material assets or businesses, (iv) sell any material assets or businesses, (v) enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

(e)          It shall use reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with it, and not engage in any action, directly or indirectly, with the intent to impact adversely the transactions contemplated by this Agreement;

(f)          It shall confer on a regular basis with one or more representatives of the other to report on material operational matters and the general status of ongoing operations; and

(g)          It shall file with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it pursuant to the Exchange Act.

Article VI.

ADDITIONAL AGREEMENTS

6.1          Access to Information.

Each party hereto shall afford to the other and the other’s accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) of it and, during such period, shall furnish promptly (a) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or filed by it during such period with the SEC in connection with the transactions contemplated by this Agreement or which may have a Material Adverse Effect on it and (b) such other information concerning its business, properties and personnel as the other shall reasonably request; provided, however, that no investigation pursuant to this Section 6.1 shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties to consummate the Merger.  All non-public documents and information furnished to the other party as the case may be, in connection with the transactions contemplated by this Agreement shall be deemed to have been received, and shall be held by the recipient, in confidence, except that Powin Corporation may disclose such information as may be required for SEC filing purposes or as may be necessary in connection with the preparation of the Information Statement and the Form 8-K.  Each party shall promptly advise the others, in writing, of any change or the occurrence of any event after the date of this Agreement and prior to the Effective Time having, or which, insofar as can reasonably be foreseen, in the future would reasonably be expected to have, any Material Adverse Effect on it.

6.2          Powin Corporation Information Statement.

(a)          Powin Corporation covenants and agrees to file with the SEC as soon as shall be reasonably practicable following the date of this Agreement, at its sole cost and expense, an information statement (the “Information Statement”) relating to the Powin Corporation stockholders’ approval of the Merger.

(b)          The parties shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preparation and filing of the Powin Corporation Information Statement and the Form 8-K and shall cooperate with one another and use their respective best efforts to facilitate the expeditious consummation of the transactions contemplated by this Agreement.

6.3          Agreement to Cooperate.

Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate and use their respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), and provided that nothing in this Section 6.3 shall affect any responsibility or obligation specifically allocated to any party in this Agreement.

6.4          Public Statements.

The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby except that the parties consent to any public statement required by law.

6.5          Corrections to the Information Statement.

Prior to the Closing Date, each of the parties shall correct promptly any information provided by it to be used specifically in the Information Statement and the Form 8-K that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have cleared by the SEC any amendment or supplement to the Information Statement and the Form 8-K so as to correct the same and to cause appropriate dissemination thereof to the stockholders of Powin Corporation, to the extent required by applicable Law.

Article VII.

CONDITIONS

7.1          Conditions to Each Party’s Obligations to Effect the Merger.

The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

(a)          Powin Corporation shall have obtained the Powin Corporation stockholders’ approval;

(b)          The Powin Corporation Information Statement shall have been approved by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order;

(c)          The Information Statement as approved by the SEC shall have been mailed to Powin Corporation stockholders 21 days prior to the Effective Date.

Article VIII.

TERMINATION, AMENDMENT AND WAIVER

8.1          Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of Powin Corporation:

(a)          by mutual consent in writing of the parties;

(b)          unilaterally upon written notice by Powin Corporation upon the occurrence of a Material Adverse Effect with respect to Powin Energy, the likelihood of which was not previously disclosed to Powin Corporation in writing by Powin Energy prior to the date of this Agreement;

(c)          unilaterally upon written notice by Powin Energy to Powin Corporation upon the occurrence of a Material Adverse Effect with respect to Powin Corporation, the likelihood of which was not previously disclosed to Powin Energy in writing by Powin Corporation prior to the date of this Agreement;

8.2          Amendment.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.  Any agreement to amend this Agreement on the part of Powin Energy shall be approved by all of the stockholders of Powin Energy.

8.3          Waiver.

At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.4          Expenses.

Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Article IX.

GENERAL PROVISIONS

9.1          Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (effective upon delivery), sent by a reputable overnight courier service for next business day delivery (effective the next business day) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Powin Corporation and to Powin Energy:
20550 SW 115th Avenue
Tualatin, OR 97062
Attention:  Nicholas Goyak, General Counsel, Secretary

With a copy to:

S.F. Suntech, Inc.
Portion B, 30/F, Bank of China Tower
1 Garden Road
Central Hong Kong
Attention:  Keith Tse

9.2          Interpretation.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3          Miscellaneous.

This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; and (ii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Nevada (without giving effect to the provisions thereof relating to conflicts of law).

9.4          Submission to Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Oregon and of the United States District Court for the District where Portland is located, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any matter set forth in this Agreement, and each of the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such courts.  The parties each hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  Each of the parties irrevocably consent to the service of any and all process in any action or proceeding by the delivery of copies of such process to it at its notice address in Section 9.1.  The parties each agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

9.5          Waiver of Jury Trial.

THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY (BUT NO OTHER JUDICIAL REMEDIES) IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

9.6          Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  In pleading or proving this Agreement, it shall not be necessary to produce or account for more than one fully executed original.

9.7          Benefits of Agreement.

Nothing in this Agreement, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

9.8          Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

9.9          Captions.

The captions of sections and subsections of this Agreement are for reference only, and shall not affect the interpretation or construction of this Agreement.

9.10        Intentionally Deleted.

9.11        Amendments.

This Agreement may be amended only in a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

POWIN CORPORATION

By:

Name:	Nicholas Goyak, Secretary, General Counsel

POWIN ENERGY CORPORATION

By:

Name:	Nicholas Goyak, Secretary, General Counsel

APPROVAL OF STOCKHOLDERS BY CONSENT WITHOUT A MEETING:

APPROVAL BY STOCKHOLDERS OF
POWIN CORPORATION HOLDING
MAJORITY OF SHARES:

Name:	Joseph Lu

Dated:	_______, 2016

APPROVAL OF STOCKHOLDERS OF
POWIN ENERGY CORPORATION

By:
POWIN CORPORATION

By:

Name:	Nicholas Goyak, Secretary and General Counsel

Dated:	________, 2016

By:
SF SUNTECH INC.

By:

Its:

Dated:	________, 2016

EXHIBIT 2.6

SHARES TO BE ISSUED IN MERGER

Shares of Powin Corporation Common Stock Outstanding before Merger:	16,243,839
Powin Corporation Outstanding Options:	164,000
Total:	16,407,839

Share Ownership of Powin Corporation Immediately after Effective Time of Merger:
Existing Shareholders of Powin Corporation and Option Holder as if Options Exercised:	16,407,839	82.352%
SF Suntech Inc.:	3,516,193	17.648%
Total:	19,924,032	100%